Exhibit 99.2

TEREX MINING GROUP

COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2008 AND 2007

AND FOR EACH OF THE THREE YEARS

IN THE PERIOD ENDED DECEMBER 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Terex Corporation

In our opinion, the accompanying combined balance sheets and the related combined statements of income, changes in equity and cash flows present fairly, in all material respects, the financial position of Terex Mining Group, a component of Terex Corporation, at December 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2008, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

January 20, 2010

TEREX MINING GROUP

COMBINED STATEMENT OF INCOME

(in millions)

	Year Ended December 31,
	2008	2007	2006

Net sales	$1,469.2	$1,130.4	$762.5
Cost of goods sold	(1,116.3)	(895.6)	(586.8)

Gross profit	352.9	234.8	175.7

Selling, general and administrative expenses	(120.9)	(98.6)	(81.9)
Allocated expenses from parent	(22.3)	(16.6)	(9.9)
Goodwill impairment	(69.6)	—	—

Income from operations	140.1	119.6	83.9

Other income (expense):
Interest income	1.4	1.7	0.9
Interest expense	(0.5)	(1.6)	(2.2)
Affiliate interest income (expense) - net	(3.7)	(3.5)	0.6
Other income (expense) - net	(5.9)	(4.6)	0.5

Income from continuing operations before income taxes	131.4	111.6	83.7
Provision for income taxes	(56.9)	(46.4)	(33.5)

Income from continuing operations	74.5	65.2	50.2
Income from discontinued operations – net of tax	—	—	1.7
Loss on disposition of discontinued operations – net of tax	—	—	(3.6)

Net income	74.5	65.2	48.3
Plus: Net loss attributable to noncontrolling interest	0.1	1.0	—

Net income attributable to Terex Mining Group	$74.6	$66.2	$48.3

The accompanying notes are an integral part of these combined financial statements.

TEREX MINING GROUP

COMBINED BALANCE SHEET

(in millions)

	December 31, 2008	December 31, 2007

Assets
Current assets
Cash and cash equivalents	$35.2	$48.0
Trade receivables (net of allowance of $4.4 and $4.0 at December 31, 2008 and 2007, respectively)	158.3	132.1
Trade receivables from affiliates	5.1	5.8
Inventories	497.8	395.4
Deferred taxes	28.2	21.1
Other current assets	26.7	21.1

Total current assets	751.3	623.5
Non-current assets
Property, plant and equipment – net	42.8	40.0
Notes receivable from affiliates	225.1	154.8
Goodwill	0.8	55.8
Deferred taxes	31.0	14.3
Other assets	38.6	82.7

Total assets	$1,089.6	$971.1

Liabilities and Equity
Current liabilities
Trade accounts payable	$193.9	$139.5
Trade accounts payable to affiliates	11.9	8.7
Accrued compensation and benefits	22.0	19.1
Accrued warranties	24.1	10.5
Customer advances	74.2	82.8
Income taxes payable	101.3	57.9
Other current liabilities	46.8	50.4

Total current liabilities	474.2	368.9
Non-current liabilities
Notes payable to affiliates	59.9	81.9
Retirement plans and other	21.3	24.6

Total liabilities	555.4	475.4

Commitments and contingencies

Equity
Divisional equity	424.9	424.3
Retained earnings	107.0	32.4
Accumulated other comprehensive income (loss)	(0.2)	36.6

Total Terex Mining Group equity	531.7	493.3
Noncontrolling interest	2.5	2.4

Total equity	534.2	495.7

Total liabilities and equity	$1,089.6	$971.1

The accompanying notes are an integral part of these combined financial statements.

TEREX MINING GROUP

COMBINED STATEMENT OF CHANGES IN EQUITY

(in millions)

	Divisional Equity	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
Balance at January 1, 2006	$312.8	$(79.1)	$(9.1)	$—	$224.6

Net Income	—	48.3	—	—	48.3
Other Comprehensive Income – net of tax:				—
Translation adjustment	—	—	18.8		18.8
Pension liability adjustment	—	—	0.3	—	0.3

Comprehensive income					67.4

Acquisition	10.8	—	—	—	10.8
Divestiture	(8.5)	—	—	—	(8.5)
Net changes in divisional equity	(35.1)	—	—	—	(35.1)

Balance at December 31, 2006	280.0	(30.8)	10.0	—	259.2

Net Income (loss)	—	66.2	—	(1.0)	65.2
Other Comprehensive Income – net of tax:
Translation adjustment	—	—	25.4	—	25.4
Pension liability adjustment	—	—	1.2	—	1.2

Comprehensive income					91.8

Adoption of new accounting pronouncement	—	(0.2)	—	—	(0.2)
Excess tax benefit on share-based compensation	0.6	—	—	—	0.6
Dividends issued	—	(2.8)	—	—	(2.8)
Acquisition	146.1	—	—	3.4	149.5
Net changes in divisional equity	(2.4)	—	—	—	(2.4)

Balance at December 31, 2007	424.3	32.4	36.6	2.4	495.7

Net Income (loss)	—	74.6	—	(0.1)	74.5
Other Comprehensive Income – net of tax:
Translation adjustment	—	—	(36.6)	0.2	(36.4)
Pension liability adjustment	—	—	(0.2)	—	(0.2)

Comprehensive income					37.9

Excess tax benefit on share-based compensation	0.2	—	—	—	0.2
Net changes in divisional equity	0.4	—	—	—	0.4

Balance at December 31, 2008	$424.9	$107.0	$(0.2)	$2.5	$534.2

The accompanying notes are an integral part of these combined financial statements.

TEREX MINING GROUP

COMBINED STATEMENT OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2008	2007	2006
OPERATING ACTIVITIES
Net income	$74.5	$65.2	$48.3
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	7.6	7.1	6.0
Amortization	5.3	0.8	0.3
Deferred taxes	(12.9)	(3.2)	(1.9)
Loss on sale of assets	0.3	0.2	—
Goodwill impairment	69.6	—	—
Loss on disposition of discontinued operations	—	—	3.0
Excess tax benefit from share-based compensation	(0.2)	(0.6)	—
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(38.0)	(13.9)	(16.5)
Inventories	(137.5)	(72.0)	(67.2)
Trade accounts payable	62.0	7.9	29.9
Accrued compensation and benefits	4.0	4.8	3.2
Income taxes payable	45.1	17.7	26.0
Accrued warranties	13.9	(5.8)	4.5
Customer advances	3.3	47.3	19.3
Receivables/payables from/to affiliates	(88.5)	(27.6)	(46.6)
Other	(2.2)	8.3	(5.2)

Net cash provided by operating activities	6.3	36.2	3.1

INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(0.1)	(143.2)	(15.2)
Capital expenditures	(14.2)	(12.4)	(10.5)
Proceeds from sale of assets	2.4	0.2	15.5

Net cash used in investing activities	(11.9)	(155.4)	(10.2)

FINANCING ACTIVITIES
Capital contributed	—	146.1	15.6
Excess tax benefit from share-based compensation	0.2	0.6	—
Net borrowings (repayments) under revolving line of credit agreements	—	(6.8)	(15.5)
Other	(0.6)	2.3	(0.2)

Net cash (used in) provided by financing activities	(0.4)	142.2	(0.1)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(6.8)	2.6	0.8

Net (Decrease) Increase in Cash and Cash Equivalents	(12.8)	25.6	(6.4)

Cash and Cash Equivalents at Beginning of Period	48.0	22.4	28.8

Cash and Cash Equivalents at End of Period	$35.2	$48.0	$22.4

The accompanying notes are an integral part of these combined financial statements.

TEREX MINING GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2008

NOTE A – BASIS OF PRESENTATION

Nature of Operations. Terex Mining Group (the “Company”) is a combination of wholly-owned and partially-owned subsidiaries and operations within Terex Corporation (“Terex”).

The Company designs, manufactures and markets hydraulic mining excavators, highwall mining equipment, high capacity surface mining trucks, drilling equipment and other products. The Company operates worldwide with significant manufacturing and distribution in the United States, Germany, Mexico and Australia. Customers use these products in commodity mining.

Basis of Presentation. The Company is subject to a potential transaction that would separate it from Terex. The Company’s combined financial statements reflect the historical financial position, results of operations and cash flows as owned by Terex for all periods presented. Prior to the potential separation transaction, Terex has not accounted for the Company as, and the Company has not been operated as, a stand-alone company for the periods presented. The Company’s historical financial statements have been “carved out” from the Terex consolidated financial statements and reflect assumptions and allocations made by Terex. The combined financial statements do not fully reflect what the Company’s financial position, results of operations and cash flows would have been had the Company been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of what the Company’s results of operations, financial position and cash flows will be in the future. The Company’s historical combined financial statements were prepared using the Terex historical basis in the assets and liabilities of the business.

The Company’s historical combined financial statements include all revenues, costs, assets and liabilities directly attributable to its business. In addition, certain expenses reflected in the combined financial statements include allocations of corporate expenses from Terex, which in the opinion of management are reasonable. All such costs and expenses have been either paid by the Company to Terex in the period in which the costs were recorded or accrued in Trade accounts payable to affiliates or Notes payable to affiliates. Amounts due to or from Terex, related to a variety of intercompany transactions including the collection of trade receivables, payment of accounts payable and accrued liabilities, and charges of allocated corporate expenses, have been classified as balances due to or from affiliates. Amounts historically contributed have been classified within Divisional equity. The Company combines all affiliates, applies the equity method of accounting for investments in which the Company is able to exercise significant influence, and applies the cost method for all other investments. All material intercompany balances, transactions and profits within the Company have been eliminated.

The Company adopted the guidance in ASC 740, “Income Taxes,” related to uncertain tax positions on January 1, 2007. The cumulative effect of the change on retained earnings as of January 1, 2007 as a result of the adoption of this guidance was a reduction of $0.2 million.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Cash and Cash Equivalents. As described in Note L – “Related Party Transactions,” the Company has historically participated in a cash pooling arrangement with Terex; accordingly, substantially all cash derived from or required for the Company’s operations is applied to or against notes receivable or payable with affiliates. Amounts reflected in cash on the balance sheet relate to demand accounts operated directly by the Company to execute decentralized local transactions. Cash equivalents consist of liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates their fair value.

Inventories. Inventories are stated at the lower of cost or market (“LCM”) value. Cost is determined principally by the first-in, first-out (“FIFO”) and the average cost method (approximately 37% and 63%, respectively). In valuing inventory, management is required to make assumptions regarding the level of reserves required to value potentially obsolete or over-valued items at the lower of cost or market. The valuation of used equipment taken in trade from customers requires the Company to use the best information available to determine the value of the equipment to potential customers. This value is subject to change based on numerous conditions. Inventory reserves are established taking into account age, frequency of use, or sale, and in the case of repair parts, the installed base of machines. While calculations are made involving these factors, significant management judgment regarding expectations for future events is involved. Future events, which could significantly influence management’s judgment and related estimates, include general economic conditions in markets where the Company’s products are sold, new equipment price fluctuations, competitive actions including the introduction of new products and technological advances, as well as new products and design changes introduced by the Company. At December 31, 2008 and 2007, reserves for LCM, excess and obsolete inventory totaled $32.2 and $29.2, respectively.

Intangible Assets. Intangible assets include purchased patents, trademarks and other specifically identifiable assets and are amortized on a straight-line basis over the respective estimated useful lives, which range from two to sixteen years. Intangible assets are reviewed for impairment when circumstances warrant. There was no impairment recorded during the years ended December 31, 2008, 2007 and 2006.

Goodwill. Goodwill, representing the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition, is reviewed for impairment annually, and more frequently as circumstances warrant, and written down only in the period in which the recorded value of such assets exceed their fair value. The Company selected October 1 as the date for the required annual impairment test.

Goodwill is tested for impairment at the reporting unit level, which is defined as an operating entity that constitutes a business for which discrete financial information with similar economic characteristics is available and the operating results are regularly reviewed by the Company’s management. The Company has two reporting units for goodwill impairment testing purposes.

The goodwill impairment analysis is a two-step process. The first step used to identify potential impairment involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. The Company uses an income approach derived from a discounted cash flow model to estimate the fair value of its reporting units. The initial recognition of goodwill, as well as the annual review of the carrying value of goodwill, requires that the Company develop estimates of future business performance. These estimates are used to derive expected cash flow and include assumptions regarding future sales levels, the impact of cost reduction programs, and the level of working capital needed to support a given business. The Company relies on data developed by management as well as macroeconomic data in making these calculations. The discounted cash flow model also includes a determination of the Company’s weighted average cost of capital. The cost of capital is based on assumptions about interest rates as well as a risk-adjusted rate of return required by the Company’s hypothetical equity investors. Changes in these estimates can affect the present value of the expected cash flow that is used in determining the fair value of acquired intangible assets as well as the overall expected value of a given business.

The second step of the process involves the calculation of an implied fair value of goodwill for each reporting unit for which step one indicated impairment. The implied fair value of goodwill is determined by measuring the excess of the estimated fair value of the reporting unit over the estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, there is no impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss cannot exceed the carrying value of goodwill assigned to a reporting unit and subsequent reversal of goodwill impairment losses is not permitted.

There were no indicators of goodwill impairment in the tests performed as of October 1, 2007 and 2006. The Company performed its annual impairment test as of October 1, 2008 and due to declining economic conditions performed a subsequent review as of December 31, 2008. As a result, the Company’s Superior Highwall Miners, Inc. (“SHM”) reporting unit recorded non-cash pre-tax charges of $69.6 million during 2008 to reflect impairment of all of the goodwill in this reporting unit. See Note G – “Goodwill.”

Property, Plant and Equipment. Property, plant and equipment are stated at cost. Expenditures for major renewals and improvements are capitalized while expenditures for maintenance and repairs not expected to extend the life of an asset beyond its normal useful life are charged to expense when incurred. Plant and equipment are depreciated over the estimated useful lives (5-40 years and 3-20 years, respectively) of the assets under the straight-line method of depreciation for financial reporting purposes and both straight-line and other methods for tax purposes.

Impairment of Long-Lived Assets. The Company’s policy is to assess the realizability of its long-lived assets, including intangible assets, and to evaluate such assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value. Future cash flow projections include assumptions for future sales levels, the impact of cost reduction programs, and the level of working capital needed to support each business. The Company uses data developed by management as well as macroeconomic data in making these calculations. The amount of any impairment recognized would be calculated as the difference between estimated fair value and the carrying value of the asset. The Company did not have any impairment for the years ended December 31, 2008, 2007 and 2006.

Accounts Receivable and Allowance for Doubtful Accounts. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company determines the allowance based on historical customer review and current financial conditions. The Company reviews its allowance for doubtful accounts at least quarterly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when the Company determines it is probable the receivable will not be recovered. Given current economic conditions, there can be no assurance that the Company’s historical accounts receivable collection experience will be indicative of future results. Substantially all receivables were trade receivables at December 31, 2008 and 2007.

Revenue Recognition. Revenue and related costs are generally recorded when products are shipped and invoiced to either independently owned and operated dealers or to customers. Shipping and handling charges are recorded in Cost of goods sold.

Revenue generated in the United States is recognized when title and risk of loss pass from the Company to its customers which occurs upon shipment when terms are FOB shipping point (which is customary for the Company) and upon delivery when terms are FOB destination. The Company also has a policy, which requires it to meet certain criteria in order to recognize revenue, including satisfaction of the following requirements:

a)	Persuasive evidence that an arrangement exists;

b)	The price to the buyer is fixed or determinable;

c)	Collectibility is reasonably assured; and

d)	The Company has no significant obligations for future performance.

In the United States, the Company has the ability to enter into a security agreement and receive a security interest in the product by filing an appropriate Uniform Commercial Code (“UCC”) financing statement. However, a significant portion of the Company’s revenue is generated outside of the United States. In many countries outside of the United States, as a matter of statutory law, a seller retains title to a product until payment is made. The laws do not provide for a seller’s retention of a security interest in goods in the same manner as established in the UCC. In these countries, the Company retains title to goods delivered to a customer until the customer makes payment so that the Company can recover the goods in the event of customer default on payment. In these circumstances, where the Company only retains title to secure its recovery in the event of customer default, the Company also has a policy requiring it to meet certain criteria in order to recognize revenue, including satisfaction of the following requirements:

a)	Persuasive evidence that an arrangement exists;

b)	Delivery has occurred or services have been rendered;

c)	The price to the buyer is fixed or determinable;

d)	Collectibility is reasonably assured;

e)	The Company has no significant obligations for future performance; and

f)	The Company is not entitled to direct the disposition of the goods, cannot rescind the transaction, cannot prohibit the customer from moving, selling, or otherwise using the goods in the ordinary course of business and has no other rights of holding title that rest with a titleholder of property that is subject to a lien under the UCC.

In circumstances where the sales transaction requires acceptance by the customer for items such as testing on site, installation, trial period or performance criteria, revenue is not recognized unless the following criteria have been met:

a)	Persuasive evidence that an arrangement exists;

b)	Delivery has occurred or services have been rendered;

c)	The price to the buyer is fixed or determinable;

d)	Collectibility is reasonably assured; and

e)	The customer has signed off on the acceptance, the time period has elapsed or the Company has otherwise objectively demonstrated that the criteria specified in the acceptance provisions have been satisfied.

In addition to performance commitments, the Company analyzes factors such as the reason for the purchase to determine if revenue should be recognized. This analysis is done before the product is shipped and includes the evaluation of factors that may affect the conclusion related to the revenue recognition criteria as follows:

a)	Persuasive evidence that an arrangement exists;

b)	Delivery has occurred or services have been rendered;

c)	The price to the buyer is fixed or determinable; and

d)	Collectibility is reasonably assured.

Revenue from sales-type leases is recognized at the inception of the lease. Income from operating leases is recognized ratably over the term of the lease. The Company routinely sells equipment subject to operating leases and the related lease payments. If the Company does not retain a substantial risk of ownership in the equipment, the transaction is recorded as a sale. If the Company does retain a substantial risk of ownership, the transaction is recorded as a borrowing, the operating lease payments are recognized as revenue over the term of the lease and the debt is amortized over a similar period.

Accrued Warranties. The Company records accruals for potential warranty claims based on its claim experience. The Company’s products are typically sold with a standard warranty covering defects that arise during a fixed period. Each business provides a warranty specific to the products it offers. The specific warranty offered by a business is a function of customer expectations and competitive forces. Length of warranty is generally a fixed period of time, a fixed number of operating hours, or both.

A liability for estimated warranty claims is accrued at the time of sale. The non-current portion of the warranty accrual is included in Retirement plans and other in the Company’s Combined Balance Sheet. The liability is established using historical warranty claim experience for each product sold. Historical claim experience may be adjusted for known design improvements or for the impact of unusual product quality issues. Warranty reserves are reviewed quarterly to ensure critical assumptions are updated for known events that may affect the potential warranty liability.

The following table summarizes the changes in the combined current and non-current product warranty liability (in millions):

Balance as of December 31, 2006	$17.8
Accruals for warranties issued during the year	22.6
Changes in estimates	(2.4)
Settlements during the year	(26.3)
Foreign exchange effect	1.3

Balance as of December 31, 2007	13.0
Accruals for warranties issued during the year	34.9
Changes in estimates	0.4
Settlements during the year	(20.4)
Foreign exchange effect	(1.0)

Balance as of December 31, 2008	$26.9

Accrued Product Liability. The Company records accruals for product liability claims when deemed probable and estimable based on facts and circumstances, and prior claim experience. Accruals for product liability claims are valued based upon the Company’s prior claims experience, including consideration of the jurisdiction, circumstances of the accident, type of loss or injury, identity of plaintiff, other potential responsible parties, analysis of outside legal counsel, analysis of internal product liability counsel and the experience of the Company’s director of product safety. Actual product liability costs could be different due to a number of variables such as the decisions of juries or judges.

Defined Benefit Pension and Other Postretirement Benefits. The Company provides postretirement benefits to certain former employees and certain employees covered by collective bargaining contracts that provide such benefits. The Company accounts for these benefits pursuant to Accounting Standards Codification (“ASC”) 715, “Compensation – Retirement Benefits.” This guidance requires balance sheet recognition of the overfunded or underfunded status of defined benefit plans. Actuarial gains and losses, prior service costs or credits, and any remaining transition assets or obligations that have not been recognized under previous accounting guidance must be recognized in Accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic benefit cost. See Note I – “Retirement Plans and Other Benefits.”

Share-Based Compensation. Certain employees of the Company participate in various share-based incentive plans of Terex under which share-based awards may be granted to certain executives and management. The Company accounts for those plans pursuant to ASC 718, “Stock Compensation.” This guidance requires that expense resulting from all share-based payment transactions be recognized in the financial statements at fair value. See Note J – “Equity.”

Foreign Currency Translation. Assets and liabilities of the Company’s international operations are translated at year-end exchange rates. Income and expenses are translated at average exchange rates prevailing during the year. For operations whose functional currency is the local currency, translation adjustments are recorded in the Accumulated other comprehensive income component of Equity. Gains or losses resulting from foreign currency transactions are recorded in the accounts based on the underlying transaction.

Derivatives. The Company uses forward contracts to mitigate its exposure to changes in foreign currency exchange rates on third party and intercompany forecasted transactions. Terex, on behalf of the Company, enters into and manages these contracts to hedge the exposures. The effective portion of unrealized gains and losses associated with forward contracts are deferred as a component of Accumulated other comprehensive income (loss) of Terex until the underlying hedged transactions are reported in the Company’s Combined Statement of Income. The Company does not enter into or hold any derivative financial instruments for speculative purposes. For purposes of the financial statements presented, the Company has elected not to include the effective portion of unrealized gains and losses on forward contracts entered into on its behalf by Terex on the Company’s Combined Balance Sheet.

Environmental Policies. Environmental expenditures that relate to current operations are either expensed or capitalized depending on the nature of the expenditure. Expenditures relating to conditions caused by past operations that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial actions are probable and the costs can be reasonably estimated. Such amounts were not material at December 31, 2008 and 2007.

Research and Development Costs. Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products are included in Selling, general and administrative expenses. Research and development costs were $4.6 million, $9.8 million and $7.0 million during 2008, 2007 and 2006, respectively.

Income Taxes. The Company accounts for income taxes using the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

The Company is a division of Terex, which files as a member of consolidated federal, state and foreign tax returns. However, the Company does not have a tax sharing agreement with Terex or any other consolidated return parent company. As such, the Company has provided for taxes on a separate return basis and neither pays taxes to nor is compensated for tax losses (if any) used by other members of these consolidated return filings. The income taxes payable balances as of December 31, 2008 and 2007 include $20.4 and $18.0 million, respectively, payable to taxing authorities. The remaining taxes payable are a function of the separate return tax provision calculations. See Note B – “Income Taxes.”

Subsequent Events. The Company assessed events occurring subsequent to December 31, 2008 through January 20, 2010 for potential recognition and disclosure in the combined financial statements.

Recent Accounting Pronouncements. In September 2006, the Financial Accounting Standards Board (“FASB”) issued fair value measurement guidance, which was later codified under ASC 820, “Fair Value Measurements and Disclosures.” This guidance was effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. It defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This guidance applies under other accounting pronouncements that require or permit fair value measurements. The guidance indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. This guidance defines fair value based upon an exit price model. In February 2008, the FASB issued further guidance to exclude accounting for leases from fair value measurement and to delay the effective date of fair value measurement for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) until the beginning of the first quarter of 2009. Effective January 1, 2009, fair value measurement was applied to nonfinancial assets and nonfinancial liabilities. The adoption of fair value measurements did not have a significant impact on the determination or reporting of the Company’s financial results.

In December 2007, the FASB issued a revision of business combinations guidance, which was later codified under ASC 805, “Business Combinations” (“ASC 805”). The revised guidance retains the underlying concepts that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but changes the application of the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. In April 2009, the FASB issued further guidance, which clarifies the initial and subsequent recognition, subsequent accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This requires that such contingencies be recognized at fair value on the acquisition date if fair value can be reasonably estimated during the allocation period. If the acquisition date fair value of an asset or liability cannot be reasonably estimated, the asset or liability would be measured at the amount that would be recognized based on guidance in ASC 450, “Contingencies,” which provides thresholds for recognition based on probability and the ability to reasonably estimate an amount or range of amounts. This guidance was effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, which, for the Company, was January 1, 2009.

In December 2007, the FASB issued guidance related to noncontrolling interests later codified under ASC 810, “Consolidation.” This guidance was effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, which, for the Company, was January 1, 2009. This guidance requires the recognition of a noncontrolling interest (minority interest) as equity in the combined financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest is included in combined net income on the face of the income statement. It also amends certain consolidation procedures for consistency with the requirements of the revised business combination guidance discussed above. This guidance also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. Adoption of the noncontrolling interest guidance did not have a significant impact on the determination or reporting of the Company’s financial results. The combined financial statements reflect the adoption of this guidance retrospectively.

In March 2008, the FASB issued guidance related to disclosures about derivative instruments and hedging activities later codified under ASC 815, “Derivatives and Hedging.” This guidance was effective for fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008, which, for the Company, was January 1, 2009. This guidance is intended to improve financial reporting by requiring transparency about the nature, purpose, location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. Adoption of this guidance did not have a significant impact on the determination or reporting of the Company’s financial results.

In April 2008, the FASB issued guidance related to determining the useful lives of intangible assets later codified under ASC 350, “Intangibles – Goodwill and Other.” This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. This guidance was effective on a prospective basis to all intangible assets acquired and for disclosures on all intangible assets recognized on or after the beginning of the first annual period subsequent to December 15, 2008, which, for the Company, was January 1, 2009. The Company has evaluated the new guidance and has determined that it did not have a significant impact on the determination or reporting of its financial results.

In December 2008, the FASB issued guidance revising employers’ disclosures about postretirement benefit plan assets which was later codified under ASC 715, “Compensation – Retirement Benefits.” This guidance revised employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. This guidance requires additional disclosure on a benefit plan’s investment allocation decision-making process, the fair value of each major category of plan assets, the valuation techniques used to measure fair value of the plan assets, and any significant concentrations of risk within plan assets. This guidance is effective for fiscal years ending after December 15, 2009, with early application permitted. The Company does not expect that this guidance will have a significant impact on the determination or reporting of its financial results.

In April 2009, the FASB issued guidance related to interim disclosures about the fair value of financial instruments later codified under ASC 825, “Financial Instruments.” This guidance enhances consistency in financial reporting by increasing the frequency of fair value disclosures. It relates to fair value disclosures for any financial instruments that are not currently reflected on a company’s balance sheet at fair value. Prior to the effective date, fair values for these assets and liabilities have only been disclosed once a year. This guidance will now require these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value. This guidance is effective for interim and annual periods ending after June 15, 2009, with early application permitted for periods ending after March 15, 2009. Adoption of this guidance did not have a significant impact on the determination or reporting of the Company’s financial results.

In May 2009, the FASB issued guidance related to subsequent events, which was later codified under ASC 855, “Subsequent Events.” This guidance was effective for interim or annual financial periods ending after June 15, 2009. This guidance establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date—that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all readers of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. Adoption of this guidance did not have a significant impact on the determination or reporting of the Company’s financial results.

In June 2009, the FASB issued guidance to establish the FASB Accounting Standards Codification™ (“Codification”). The Codification will be the single source of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative generally accepted accounting principles for SEC registrants. All existing accounting standards are superseded as described in the guidance. All other accounting literature not included in the Codification is nonauthoritative. This statement is effective for interim and annual periods ending after September 15, 2009. The adoption of this guidance did not have a significant impact on the determination or reporting of the Company’s financial results.

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140” (“SFAS No. 166”), which has not yet been codified. SFAS No. 166 will require entities to provide more information about transfers of financial assets and a transferor’s continuing involvement, if any, with transferred financial assets. It will also require additional disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. SFAS No. 166 will eliminate the concept of a qualifying special-purpose entity and will change the requirements for de-recognition of financial assets. SFAS No. 166 will be effective for the Company in its interim and annual reporting periods beginning on and after January 1, 2010. Earlier application is prohibited. The Company is evaluating the adoption of SFAS No. 166, but does not expect that it will have a significant impact on the determination or reporting of its financial results.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”), which has not yet been codified. This guidance amends the consolidation guidance applicable to variable interest entities. It replaces the quantitative-based risks and rewards calculation for determining whether an enterprise is the primary beneficiary in a variable interest entity with an approach that is primarily qualitative and requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity. SFAS No. 167 also requires additional disclosures about an enterprise’s involvement in variable interest entities. Pending codification, SFAS No. 167 will be effective for the Company in its interim and annual reporting periods beginning on and after January 1, 2010. Earlier application is prohibited. The Company is currently evaluating the impact that the adoption of SFAS No. 167 will have on the determination or reporting of its financial results.

In August 2009, the FASB issued Accounting Standards Update 2009-05, “Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value”, which provides clarification that when a quoted price in an active market for the identical liability is not available, fair value is required to be measured using one or more valuation techniques. These valuations may use techniques such as the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, a present value technique or a technique based on the amount at the measurement date that would have to be paid to transfer the identical liability or would be received to enter into the identical liability. This update also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required, are Level 1 fair value measurements. The guidance provided in this update was effective for the Company on October 1, 2009. The Company is currently evaluating the impact that the adoption of this guidance will have on the determination or reporting of the Company’s financial results.

In October 2009, the FASB issued Accounting Standards Update 2009-13, “Multiple-Deliverable Revenue Arrangements.” This guidance addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how to allocate the consideration to each unit of accounting. In an arrangement with multiple deliverables, the delivered item(s) shall be considered a separate unit of accounting if the delivered items have value to the customer on a stand-alone basis. Items have value on a stand-alone basis if they are sold separately by any vendor or the customer could resell the delivered items on a stand-alone basis and if the arrangement includes a general right of return relative to the delivered items, delivery or performance of the undelivered items is considered probable and substantially in the control of the vendor.

Arrangement consideration shall be allocated at the inception of the arrangement to all deliverables based on their relative selling price, except under certain circumstances such as items recorded at fair value and items not contingent upon the delivery of additional items or meeting other specified performance conditions. The selling price for each deliverable shall be determined using vendor specific objective evidence (“VSOE”) of selling price, if it exists, otherwise third-party evidence (“TPE”) of selling price. If neither VSOE nor TPE exists for a deliverable, the vendor shall use its best estimate of the selling price for that deliverable. This guidance eliminates the use of the residual value method for determining allocation of arrangement consideration; and allows the use of an entity’s best estimate to determine the selling price if VSOE and TPE cannot be determined. It also requires additional disclosures such as the nature of the arrangement, certain provisions within the arrangement, significant factors used to determine selling prices and the timing of revenue recognition related to the arrangement. This guidance shall be effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company is currently evaluating the impact that adoption of this guidance will have on the determination or reporting of its financial results.

NOTE B – INCOME TAXES

The components of Income from continuing operations before income taxes are as follows (in millions):

	Year Ended December 31,
	2008	2007	2006
United States	$(51.4)	$4.8	$8.8
Foreign	182.8	106.8	74.9

Income from continuing operations before income taxes	$131.4	$111.6	$83.7

Total income before income taxes including income from discontinued operations and gain on sale of discontinued operations was $131.4 million, $111.6 million and $87.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The major components of the Company’s Provision for income taxes on continuing operations before income taxes are summarized below (in millions):

	Year Ended December 31,
	2008	2007	2006

Current:
Federal	$16.0	$7.1	$5.9
State	0.6	0.4	0.4
Foreign	53.2	42.1	29.1

Current income tax provision	69.8	49.6	35.4

Deferred:
Federal	(14.0)	(3.2)	(0.9)
State	(1.1)	—	—
Foreign	2.2	—	(1.0)

Deferred income tax benefit	(12.9)	(3.2)	(1.9)

Total provision for income taxes	$56.9	$46.4	$33.5

Including discontinued operations, the total provision for income taxes was $56.9 million, $46.4 million and $38.8 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Deferred tax assets and liabilities result from differences in the bases of assets and liabilities for tax and financial statement purposes. The tax effects of the basis differences and net operating loss carry forwards as of December 31, 2008 and 2007 are summarized below for major balance sheet captions (in millions):

	2008	2007
Property, plant and equipment	$0.4	$1.3
Intangibles	24.7	6.0
Trade receivables	(2.2)	(0.6)
Inventories	21.5	17.5
Accrued warranties	3.9	3.4
Net operating loss carry forwards	1.6	6.0
Accrued compensation and benefits	0.4	0.9
Credits	5.8	3.2
Other	3.2	(0.8)
Deferred tax assets valuation allowance	(5.9)	(5.9)

Net deferred tax assets	$53.4	$31.0

Deferred tax assets at December 31, 2008 total $65.1 million before valuation allowances of $5.9 million. Total deferred tax liabilities of $5.8 million are included in current liabilities on the Combined Balance Sheet at December 31, 2008. Included in net deferred tax assets are income taxes paid on intercompany transactions of $10.7 million and $7.4 million for the years ended December 31, 2008 and 2007, respectively.

The Company provides valuation allowances for deferred tax assets where realization is not more likely than not based on estimated future taxable income in the carryforward period. To the extent that estimates of future taxable income decrease or do not materialize, potentially significant additional valuation allowances may be required. The valuation allowance for deferred tax assets as of January 1, 2007 was $3.1 million. The net change in the total valuation allowance for the year ended December 31, 2007 was an increase of $2.8 million in 2007. There was no net change in the total valuation allowance for the year ended December 31, 2008. For the year ended December 31, 2008, none of the valuation allowance related to acquired deferred tax assets.

The Company’s Provision for income taxes is different from the amount that would be provided by applying the statutory federal income tax rate to the Company’s Income from continuing operations before income taxes. The reasons for the difference are summarized as follows (in millions):

	Year Ended December 31,
	2008	2007	2006
Tax at statutory federal income tax rate	$46.0	$39.1	$29.3
State taxes (net of Federal benefit)	(0.4)	0.3	0.1
Change in valuation allowance relating to NOL and temporary differences	0.8	1.1	1.6
Foreign tax differential on income/losses of foreign subsidiaries	(6.9)	2.4	2.0
Non-deductible goodwill charges	15.4	—	—
U.S. tax on multi-national operations	1.1	0.2	0.2
Change in foreign statutory rates	0.2	2.4	—
Other	0.7	0.9	0.3

Total provision for income taxes	$56.9	$46.4	$33.5

Including the tax on discontinued operations, the total tax expense was $38.8 million in 2006. The effective tax rate on income from discontinued operations in 2006 differs from the statutory rate due primarily to $2.6 million of current U.S. income taxes not previously provided on the excess of the amount for financial reporting over the tax basis in the Company’s investment in the shares of its Mining South Africa subsidiary.

The Company does not provide for income taxes or tax benefits on temporary differences related to its investments in foreign subsidiaries. These temporary differences are comprised principally of undistributed earnings, which are indefinitely reinvested. At December 31, 2008, these unremitted earnings totaled approximately $273.0 million. If earnings of foreign subsidiaries were not considered indefinitely reinvested, deferred U.S. and foreign taxes would have to be provided. At this time, determination of the amount of deferred U.S. and foreign income taxes is not practical.

The Company has various state net operating loss carry forwards available to reduce future state taxable income and income taxes. These net operating loss carry forwards expire at various dates through 2028.

In addition, the Company’s foreign subsidiaries have approximately $3.8 million of loss carry forwards, consisting of $2.8 million in Indonesia, $0.4 million in the United Kingdom, $0.4 million in Canada and $0.2 million in other countries, which are available to offset future foreign taxable income. The majority of these foreign tax loss carry forwards are available without expiration.

The Company made net income tax payments of $21.3 million, $30.3 million and $9.6 million in 2008, 2007 and 2006, respectively.

As of December 31, 2008 and 2007, the Company had $3.1 million and $2.8 million, respectively, of unrecognized tax benefits. Of the $3.1 million at December 31, 2008, $2.8 million, if recognized, would affect the effective tax rate. The Company classifies interest and penalties associated with uncertain tax positions as income tax expense. As of December 31, 2008 and 2007, the liability for potential penalties and interest was $1.0 million and $0.9 million, respectively. During the years ended December 31, 2008 and 2007, the Company recognized tax expense of $0.1 million and $0.5 million, respectively, for interest and penalties.

The following table summarizes the activity related to the Company’s unrecognized tax benefits (in millions):

Balance as of January 1, 2007	$2.1
Additions for current year tax positions	0.2
Additions for prior year tax positions	1.2
Reductions for prior year tax positions	(0.7)
Settlements	—
Reductions related to expirations of statute of limitations	—

Balance as of December 31, 2007	2.8
Additions for current year tax positions	—
Additions for prior year tax positions	1.3
Reductions for prior year tax positions	(1.0)
Settlements	—
Acquired balances	—

Balance as of December 31, 2008	$3.1

The Company believes that it is reasonably possible that the total amount of unrecognized tax benefits will decrease within the next twelve months. The Company conducts business globally and, as a result, the Company or one or more of its subsidiaries files income tax returns in the U.S. and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world. Certain subsidiaries of the Company are currently under audit and it is reasonably possible that these audits may be completed during the next twelve months. However, due to uncertainties regarding the timing of the completion of the tax audits and their possible outcomes, an estimate of the range of the increase or decrease that occur in the next twelve months can not be made.

With few exceptions, including net operating loss carry forwards in the U.S. and Australia, the Company and its subsidiaries are generally no longer subject to U.S. federal, state and local, or non-U.S., income tax examinations for years before 1999.

NOTE C – DISCONTINUED OPERATIONS

On December 28, 2006, the Company completed the sale of O&K Orenstein & Koppel (South Africa) Pty Ltd. and Terex Africa (proprietary) Limited (collectively “Mining SA”) to a group of private equity investors. Mining SA is located in South Africa and is a distributor of mining equipment. The Company received $18.7 million in consideration for the shares of Mining SA. Due to the participation by the Company in the cash pooling arrangement, the proceeds from this transaction were reflected in balances due from affiliates. The Company recorded an after-tax loss of $3.6 million on the disposition of Mining SA for the year ended December 31, 2006. Results of Mining SA, through the date of its disposition, are presented as Income from discontinued operations - net of tax in the Combined Statement of Income for 2006.

NOTE D – INVENTORIES

Inventories consist of the following (in millions):

	December 31,
	2008	2007
Finished equipment	$77.9	$77.3
Replacement parts	131.8	113.9
Work-in-process	126.3	66.5
Raw materials and supplies	161.8	137.7

Inventories	$497.8	$395.4

At December 31, 2008 and 2007, the Company had inventory reserves of $32.2 million and $29.2 million, respectively, for LCM, excess and obsolete inventory.

NOTE E – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following (in millions):

	December 31,
	2008	2007
Property	$2.2	$3.4
Plant	13.6	20.3
Equipment	66.3	54.2

	82.1	77.9
Less: Accumulated depreciation	(39.3)	(37.9)

Net property, plant and equipment	$42.8	$40.0

NOTE F – ACQUISITIONS

2007 Acquisitions

On November 6, 2007, the Company acquired 100% of the outstanding shares of SHM, which is headquartered in Beckley, West Virginia, a leading manufacturer of highwall mining equipment for use in trench mining, open pit mining, contour mining and auger hole mining applications. The total consideration for the transaction was approximately $146 million in cash. The purchase price for the acquisition was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date.

Given the relative significance of the total assets and liabilities acquired, the following table provides information summarizing the fair values of the assets acquired and liabilities assumed at November 6, 2007, the date of acquisition (in millions):

At November 6, 2007:

Current assets	$44.9
Property, plant and equipment	5.3
Intangible assets	28.1
Goodwill	69.6
Other assets	0.3

Total assets acquired	148.2

Current liabilities	2.3
Non-current liabilities	—

Total liabilities assumed	2.3

Net assets acquired	$145.9

Of the approximately $28 million of acquired intangible assets, approximately $23 million was assigned to customer relationships with useful lives of 2-16 years and approximately $5 million was assigned to patents with average useful lives of 10 years. These intangibles represent substantially all of the intangibles for the Company. Accumulated amortization for the Company as of the end of December 31, 2008 was $6.9 million. The amortization expense is expected to be $1.7 million per year for the next five years.

Goodwill of $55 million was initially recognized in the year of acquisition and purchase accounting adjustments of $15 million were subsequently recorded. The adjustments were primarily related to customer relationships, patents and deferred taxes. Goodwill of approximately $70 million represented the excess of the purchase price over the fair values of net assets acquired, as determined at that time. In the fourth quarter of 2008, the Company determined that all of the goodwill in SHM was impaired (see Note G – “Goodwill”). Approximately $25 million of the goodwill assigned to SHM was expected to be deductible for tax purposes.

2006 Acquisitions

On January 24, 2006, the Company acquired Halco Holdings Limited and its affiliates (“Halco”) for approximately $15 million in cash, plus the assumption of certain capitalized leases and pension liabilities. Halco is headquartered in Halifax, England, with operations also in the United States, Ireland and Australia. Halco designs, manufactures and distributes down-the-hole drill bits and hammers for drills.

On March 9, 2006, Terex’s Unit Rig mining truck business entered into a joint venture with Inner Mongolia North Hauler Joint Stock Company Limited to produce high capacity surface mining trucks in China. Terex owns a controlling 50% interest in this joint venture, Terex NHL, a company incorporated under the laws of China.

NOTE G – GOODWILL

Goodwill, representing the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition, is reviewed for impairment annually, and more frequently as circumstances warrant, and is written down only in the period in which the recorded value of such assets exceed their fair value. There were no indicators of goodwill impairment in the tests performed as of October 1, 2007 and 2006. The Company performed its most recent annual review of the carrying value of its goodwill as of October 1, 2008 and due to declining economic conditions performed a subsequent review as of December 31, 2008. As a result, the Company recorded pre-tax non-cash charges totaling $69.6 million during 2008 to reflect impairment of all the goodwill in its SHM reporting unit. As part of the Company’s impairment analysis for its reporting units, management determined the fair value of each of its reporting units based on estimates of their respective future cash flows. The fair value of the SHM reporting unit reflected reductions in the estimated future cash flows of the reporting unit based on lower expectations for growth and profitability resulting primarily from the downturn in the economy. For the SHM reporting unit the fair value of the reporting unit was below its respective carrying amount including goodwill. Therefore, the implied fair value of the reporting unit’s goodwill was compared to the actual carrying amount of goodwill to determine the amount of the impairment charge. The impairment charges were included in Goodwill impairment in the Combined Statement of Income for the year ended December 31, 2008.

An analysis of changes in the Company’s goodwill by reporting unit is as follows (in millions):

	SHM	Consumables	Total
Balance at December 31, 2006	$—	$1.6	$1.6
Acquisitions	54.7	(0.5)	54.2

Balance at December 31, 2007	54.7	1.1	55.8
Acquisition adjustments	14.9	—	14.9
Impairment	(69.6)	—	(69.6)
Foreign exchange effect and other	—	(0.3)	(0.3)

Balance at December 31, 2008
Goodwill	69.6	0.8	70.4
Accumulated impairment	(69.6)	—	(69.6)

Net	$—	$0.8	$0.8

NOTE H – LEASE COMMITMENTS

The Company leases certain facilities, machinery, equipment and vehicles with varying terms. Under most leasing arrangements, the Company pays the property taxes, insurance, maintenance and expenses related to the leased property. Certain of the equipment leases are classified as capital leases and the related assets have been included in Property, Plant and Equipment. Net assets under capital leases were $0.8 million and $1.2 million net of accumulated amortization of $0.4 million and $3.7 million at December 31, 2008 and 2007, respectively.

Future minimum capital and noncancellable operating lease payments and the related present value of capital lease payments at December 31, 2008 are as follows (in millions):

	Capital Leases	Operating Leases
2009	$0.2	$8.8
2010	—	7.3
2011	—	5.6
2012	—	4.6
2013	—	4.3
Thereafter	—	4.2

Total minimum obligations	$0.2	$34.8

Most of the Company’s operating leases provide the Company with the option to renew the leases for varying periods after the initial lease terms. These renewal options enable the Company to renew the leases based upon the fair rental values at the date of expiration of the initial lease. Total rental expense under operating leases was $7.7 million, $9.5 million, and $6.7 million in 2008, 2007 and 2006, respectively.

NOTE I – RETIREMENT PLANS AND OTHER BENEFITS

Pension Plans

As part of the acquisition of SHM, the Company acquired a nonqualified Supplemental Executive Retirement Plan (“SERP”) which provides retirement benefits to certain senior executives of SHM. Generally, the SERP provides a flat benefit for a certain period upon retirement. The SERP is unfunded; however, the Company maintains life insurance annuities expected to cover the cost of the SERP. As part of the acquisition of Halco, the Company acquired a funded pension plan in the United Kingdom. The Company also maintains a defined benefit plan in Germany, which is unfunded. The funded status and activity from the date of acquisition for the acquired plans are included in the table below.

The liability of the Company’s defined benefit plans, including the SERP, as of December 31 was as follows (in millions):

	2008	2007
Accumulated benefit obligation at end of year	$21.2	$28.4

Change in benefit obligation:
Benefit obligation at beginning of year	$28.4	$27.6
Service cost	0.8	0.9
Interest cost	1.5	1.4
Actuarial loss	(3.3)	(1.9)
Benefits paid	(1.6)	(0.9)
Foreign exchange effect	(4.6)	1.3

Benefit obligation at end of year	21.2	28.4

Change in plan assets:
Fair value of plan assets at beginning of year	15.4	14.1
Actual return on plan assets	(2.4)	0.8
Employer contribution	1.2	1.0
Employee contribution	0.2	0.2
Benefits paid	(1.6)	(0.9)
Foreign exchange effect	(3.5)	0.2

Fair value of plan assets at end of year	9.3	15.4

Funded status	$(11.9)	$(13.0)

Amounts recognized in the statement of financial position consist of (in millions):
Current liabilities	$0.5	$0.5
Non-current liabilities	11.4	12.5

Total liabilities	$11.9	$13.0

Amounts recognized in accumulated other comprehensive income consist of (in millions):
Actuarial net loss	$0.3	$0.4

Total amounts recognized in accumulated other comprehensive income	$0.3	$0.4

	2008	2007	2006
Weighted-average assumptions as of December 31:
Discount rate	6.08%	5.50%	4.96%
Expected return on plan assets	6.00%	6.50%	6.50%
Rate of compensation increase	2.74%	4.00%	4.50%

	2008	2007	2006
Components of net periodic cost (in millions):
Service cost	$0.8	$0.9	$0.7
Interest cost	1.5	1.4	1.1
Expected return on plan assets	(1.0)	(1.0)	(0.7)
Employee contributions	(0.2)	(0.2)	(0.2)
Recognized actuarial loss	—	—	0.1

Net periodic cost	$1.1	$1.1	$1.0

	2008	2007
Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income (in millions):
Net loss (gain)	$0.1	$(0.4)

Total recognized in other comprehensive income	$0.1	$(0.4)

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the defined benefit plans, including the SERP, with accumulated benefit obligations in excess of plan assets were $21.2 million, $21.2 million and $9.3 million, respectively, as of December 31, 2008, and $28.4 million, $28.4 million and $15.4 million, respectively, as of December 31, 2007. There were no amounts expected to be recognized as components of net periodic cost for the year ending December 31, 2009.

The discount rate enables the Company to estimate the present value of expected future cash flows on the measurement date. The rate used reflects a rate of return on high-quality fixed income investments that match the duration of expected benefit payments at the December 31 measurement date. The assumed discount rate reflects the rates at which the pension benefits could effectively be settled.

The methodology used to determine the rate of return on pension plan assets in the foreign plans was based on the average rate of earnings on funds invested and to be invested. Based on historical returns and future expectations, the Company believes the investment return assumptions are reasonable. The Company’s strategy with regard to the investments in the pension plan assets is to earn a rate of return sufficient to match or exceed the long-term growth of pension liabilities. The expected rate of return on plan assets represents an estimate of long-term returns on the investment portfolio. This rate is reviewed by the trustees for the plan.

The asset allocation and target allocation for 2009 for the Company’s defined benefit pension plan at December 31, 2008 and 2007 is as follows:

	Percentage of Plan Assets at December 31,		Target Allocation 2009
	2008	2007
Equity Securities	39.5%	53.9%	30% - 60%
Fixed Income	56.3%	41.8%	35% - 65%
Real Estate	4.2%	4.3%	5%

Total	100.0%	100.0%

The Company plans to contribute approximately $0.8 million to its defined benefit pension plans in 2009. The Company’s estimated future benefit payments under its international defined benefit pension plans are as follows (in millions):

Year Ending December 31,
2009	$0.6
2010	$0.8
2011	$0.9
2012	$1.0
2013	$1.1
2014-2018	$6.9

Savings Plans

The Company participates in various tax deferred savings plans sponsored by Terex into which eligible employees may elect to contribute a portion of their compensation. The Company may, but is not obligated to, contribute to certain of these plans. Charges recognized for this and other savings plans were $2.2 million, $1.3 million and $2.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

NOTE J – EQUITY

Terex provides a long-term incentive plan (“the Plan”) to assist in attracting and retaining selected team members, including certain team members of the Company, who will contribute to the achievement of long-term objectives of Terex. The Plan authorizes the granting of (i) options to purchase shares of Common Stock of Terex, (ii) stock appreciation rights, (iii) stock purchase awards, (iv) restricted stock awards and (v) performance awards.

During the year ended December 31, 2006, 12,400 options on shares of Terex common stock were granted to the Company’s team members. Substantially all stock option grants vest over a four-year period, with 25% of each grant vesting on each of the first four anniversary dates of the grant, and have a contractual life of ten years. There were no stock option grants for the years ended December 31, 2008 and 2007.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options. Terex uses the Black-Scholes option valuation model to provide the best estimate of the fair value of its team member stock options. However, these stock options may have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

The expected life of stock options is the period of time the stock options are expected to be outstanding. Estimated future exercise behavior is based upon Terex’s historical patterns of exercise data. Expected volatility is based on the historical price volatility of the Terex’s common stock over the expected life of the option. The risk-free interest rate represents the U.S. Treasury security yields at the time of grant for the expected life of the related stock option. No dividend yield was incorporated in the calculation of fair value as Terex has not historically paid dividends and, at the time of the grant for the options currently outstanding, dividends were not expected to be paid over the life of the options granted.

The fair value of the Terex options granted to the Company’s team members during the year ended December 31, 2006 was estimated at the date of grant using the Black-Scholes option valuation model with the assumptions included in the following tables:

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Dividend yield			0.00%
Expected volatility			42.73%
Risk-free interest rate			4.91%
Expected life (in years)			5.7
Weighted average fair value at date of grant for options granted (per share)			$21.74

Total intrinsic value of options exercised (in millions)	$0.4	$4.8	$1.4

The following table is a summary of Terex stock options under the Plan related to the Company’s team members:

	Number of Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2007	63,108	$16.32
Exercised	(10,476)	$14.48
Canceled or expired	(2,900)	$11.98

Outstanding at December 31, 2008	49,732	$16.96	4.6	$0.3

Exercisable at December 31, 2008	46,632	$15.05	4.4	$0.3

Expected to vest at December 31, 2008	49,583	$16.88	4.6	$0.3

Under the Plan, approximately 61% of all outstanding Terex restricted stock awards granted to the Company’s team members vest over a four year period, with 25% of each grant vesting on each of the first four anniversary dates of the grant; and approximately 39% of all restricted stock awards vest over a three year period with 28% of these awards vesting on the first three anniversary dates and 11% vesting at the end of the three year period. Approximately 11% of the outstanding restricted stock awards are subject to performance targets that may or may not be met and for which the performance period has not yet been completed. The fair value of the restricted stock awards is based on the market price at date of grant.

As of December 31, 2008, unrecognized compensation costs related to Terex restricted stock granted to team members totaled approximately $3.3 million, which will be expensed over a weighted average period of 2.0 years. The weighted average fair value at the date of grant for restricted stock awards was $65.70, $64.85 and $46.18 for the years ended December 31, 2008, 2007 and 2006, respectively. The total fair value of shares vested for restricted stock awards was $3.5 million, $2.8 million and $1.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The following table is a summary of Terex restricted stock awards under the Plan related to the Company’s team members:

	Restricted Stock Awards	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2007	110,244	$50.09
Granted	39,078	$65.70
Vested	(57,526)	$49.23
Canceled or expired	(1,640)	$54.27

Nonvested at December 31, 2008	90,156	$57.25

Compensation expense recognized by Terex and allocated to the Company under all stock-based compensation arrangements was $2.3 million, $2.6 million and $1.1 million for the years ended December 31, 2008, 2007 and 2006, respectively. The expense allocation related to these charges was included in Selling, general and administrative expenses in the Combined Statements of Income. The related tax benefit reflected in the provision was $0.8 million, $0.9 million and $0.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

For the year ended December 31, 2008, cash received by Terex for option exercises under all stock-based compensation arrangements granted to the Company’s team members and the excess tax benefit realized for the tax deductions from all stock-based compensation arrangements allocated to the Company totaled $0.2 million and $0.2 million, respectively.

The excess tax benefit for all stock-based compensation allocated to the Company is included in the Combined Statement of Cash Flows as an operating cash outflow and a financing cash inflow.

Comprehensive Income (Loss). The following table reflects the accumulated balances of other comprehensive income (loss) (in millions):

Accumulated Other Comprehensive Income (Loss) Attributable to Terex Mining

	Pension Liability Adjustment	Cumulative Translation Adjustment	Total

Balance at January 1, 2006	$(1.1)	$(8.0)	$(9.1)
Current year change	0.3	18.8	19.1

Balance at December 31, 2006	(0.8)	10.8	10.0
Current year change	1.2	25.4	26.6

Balance at December 31, 2007	0.4	36.2	36.6
Current year change	(0.2)	(36.6)	(36.8)

Balance at December 31, 2008	$0.2	$(0.4)	$(0.2)

Accumulated Other Comprehensive Income (Loss) Attributable to Noncontrolling Interest

	Pension Liability Adjustment	Cumulative Translation Adjustment	Total

Balance at January 1, 2006	$—	$—	$—
Current year change	—	—	—

Balance at December 31, 2006	—	—	—
Current year change	—	—	—

Balance at December 31, 2007	—	—	—
Current year change	—	0.2	0.2

Balance at December 31, 2008	$—	$0.2	$0.2

Accumulated Other Comprehensive Income (Loss)

	Pension Liability Adjustment	Cumulative Translation Adjustment	Total

Balance at January 1, 2006	$(1.1)	$(8.0)	$(9.1)
Current year change	0.3	18.8	19.1

Balance at December 31, 2006	(0.8)	10.8	10.0
Current year change	1.2	25.4	26.6

Balance at December 31, 2007	0.4	36.2	36.6
Current year change	(0.2)	(36.4)	(36.6)

Balance at December 31, 2008	$0.2	$(0.2)	$—

As of December 31, 2008, other accumulated comprehensive income for the pension liability adjustment is net of a tax benefit of $0.2 million.

NOTE K – LITIGATION AND CONTINGENCIES

In the Company’s lines of business, numerous suits have been filed alleging damages for accidents that have occurred during the use or operation of the Company’s products. The Company is insured for product liability, general liability, workers’ compensation, employer’s liability, property damage and other insurable risk required by law or contract with retained liability to the Company or deductibles. The Company has recorded and maintains an estimated liability in the amount of management’s estimate of the Company’s aggregate exposure for such retained liabilities and deductibles. For such retained liabilities and deductibles, the Company determines its exposure based on probable loss estimations, which requires such losses to be both probable and the amount or range of possible loss to be estimable. Management does not believe that the outcome of such matters will have a material adverse effect on the Company’s combined financial position.

The Company is involved in various other legal proceedings, including workers’ compensation liability and intellectual property litigation, which have arisen in the normal course of its operations. The Company has recorded provisions for estimated losses in circumstances where a loss is probable and the amount or range of possible amounts of the loss is estimable.

The Company’s outstanding letters of credit totaled $14.2 million at December 31, 2008. The letters of credit generally serve as collateral for certain liabilities included in the Combined Balance Sheet. Certain of the letters of credit serve as collateral guaranteeing the Company’s performance under contracts.

NOTE L – RELATED PARTY TRANSACTIONS

All of the Company’s entities are ultimately owned by Terex. These financial statements reflect allocated expenses associated with centralized Terex support functions including legal, accounting, tax, treasury, internal audit, information technology, human resources and other services. These expenses have been allocated to the Company primarily based on its relative sales. All of the allocations are based on assumptions that management believes are reasonable; however, these allocations are not necessarily indicative of the costs and expenses that would have resulted if the Company had operated as a stand-alone entity.

Amounts due to or from Terex and its affiliates, are related to a variety of transactions between the Company and Terex affiliates. Notes receivable from Terex and its affiliates relates primarily to cash generated from operations that is swept into a cash pool in certain jurisdictions. Royalties payable to Terex relate to the use of trademarks on products sold. Current and non-current loans payable to Terex relate to expense allocations discussed above as well as treasury cash pooling activities that represent amounts owed for operations. Interest expense is recorded on certain related party balances that are deemed as debt. The Company also has amounts recorded in Contributed capital and Divisional equity that represent contributions related to historical purchases and operations of businesses.

TEREX MINING GROUP

CONDENSED COMBINED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2009

AND FOR THE NINE MONTH

PERIODS ENDED SEPTEMBER 30, 2009 AND 2008 (unaudited)

TEREX MINING GROUP

CONDENSED COMBINED STATEMENT OF INCOME

(unaudited)

(in millions)

	Nine Months Ended September 30,
	2009	2008

Net sales	$858.2	$1,056.6
Cost of goods sold	(658.5)	(799.2)

Gross profit	199.7	257.4
Allocated expenses from parent	(18.9)	(16.7)
Selling, general and administrative expenses	(76.2)	(89.8)

Income from operations	104.6	150.9

Other income (expense)
Interest income	0.3	1.0
Interest expense	(0.4)	(0.4)
Affiliate interest income – net	1.4	2.5
Other expense – net	(2.4)	(5.1)

Income before income taxes	103.5	148.9
Provision for income taxes	(36.4)	(47.6)

Net income	67.1	101.3
Plus: Net loss attributable to noncontrolling interest	0.7	0.1

Net income attributable to Terex Mining Group	$67.8	$101.4

The accompanying notes are an integral part of these condensed combined financial statements.

TEREX MINING GROUP

CONDENSED COMBINED BALANCE SHEET

(unaudited)

(in millions)

September 30, 2009
Assets
Current assets
Cash and cash equivalents	$43.0
Trade receivables (net of allowance of $2.7 at September 30, 2009)	126.7
Trade receivables from affiliates	1.6
Inventories	446.9
Deferred taxes	35.6
Other current assets	29.5

Total current assets	683.3
Non-current assets
Property, plant and equipment - net	43.4
Notes receivable from affiliates	288.5
Goodwill	0.9
Deferred taxes	26.2
Other assets	44.7

Total assets	$1,087.0

Liabilities and Equity
Current liabilities
Trade accounts payable	$97.5
Trade accounts payable to affiliates	6.4
Accrued compensation and benefits	20.8
Accrued warranties	23.7
Customer advances	15.7
Income taxes payable	112.6
Other current liabilities	58.6

Total current liabilities	335.3
Non-current liabilities
Notes payable to affiliates	82.1
Retirement plans and other	23.7

Total liabilities	441.1

Commitments and contingencies

Equity
Divisional equity	424.5
Retained earnings	174.8
Accumulated other comprehensive income	44.7

Total Terex Mining Group equity	644.0
Noncontrolling interest	1.9

Total equity	645.9

Total liabilities and equity	$1,087.0

The accompanying notes are an integral part of these condensed combined financial statements.

TEREX MINING GROUP

CONDENSED COMBINED STATEMENT OF CASH FLOWS

(unaudited)

(in millions)

	Nine Months Ended September 30,
	2009	2008
Operating Activities
Net income	$67.1	$101.3
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	8.3	5.8
Amortization	1.4	4.8
Excess tax benefit from share-based compensation	—	(0.2)
Deferred taxes	(7.0)	31.2
Changes in operating assets and liabilities (net of effects of acquisitions):
Trade receivables	48.7	(76.7)
Inventories	94.1	(142.6)
Trade accounts payable	(107.3)	20.9
Accrued compensation and benefits	(2.5)	3.9
Income taxes payable	9.5	3.6
Accrued warranties	(1.8)	13.3
Customer advances	(68.9)	1.0
Receivables/payables from/to affiliates	(45.2)	54.0
Other, net	10.7	(19.8)

Net cash provided by operating activities	7.1	0.5

Investing Activities
Acquisition of businesses, net of cash acquired	—	(0.1)
Capital expenditures	(4.6)	(10.5)
Proceeds from sale of assets	0.1	0.1

Net cash used in investing activities	(4.5)	(10.5)

Financing Activities
Excess tax benefit from share-based compensation	—	0.2
Other, net	(0.1)	(0.6)

Net cash used in financing activities	(0.1)	(0.4)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	5.3	(3.1)

Net Increase (Decrease) in Cash and Cash Equivalents	7.8	(13.5)

Cash and Cash Equivalents at Beginning of Period	35.2	48.0

Cash and Cash Equivalents at End of Period	$43.0	$34.5

The accompanying notes are an integral part of these condensed combined financial statements.

TEREX CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

September 30, 2009

(unaudited)

NOTE A - BASIS OF PRESENTATION

Nature of Operations. Terex Mining Group (the “Company”) is a combination of wholly-owned and partially-owned subsidiaries and operations within Terex Corporation (“Terex”).

The Company designs, manufactures and markets hydraulic mining excavators, highwall mining equipment, high capacity surface mining trucks, drilling equipment and other products. The Company operates worldwide with significant manufacturing and distribution in the United States, Germany, Mexico and Australia. Customers use these products in commodity mining.

Basis of Presentation. The Company is subject to a potential transaction that would separate it from Terex. The Company’s combined financial statements reflect the historical financial position, results of operations and cash flows as owned by Terex for all periods presented. Prior to the potential separation transaction, Terex has not accounted for the Company as, and the Company has not been operated as, a stand-alone company for the periods presented. The Company’s historical financial statements have been “carved out” from the Terex condensed consolidated financial statements and reflect assumptions and allocations made by Terex. The combined financial statements do not fully reflect what the Company’s financial position, results of operations and cash flows would have been had the Company been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of what the Company’s results of operations, financial position and cash flows will be in the future. The Company’s historical combined financial statements were prepared using the Terex historical basis in the assets and liabilities of the business.

The Company’s historical combined financial statements include all revenues, costs, assets and liabilities directly attributable to its business. In addition, certain expenses reflected in the condensed combined financial statements include allocations of corporate expenses from Terex, which in the opinion of management are reasonable. All such costs and expenses have been either paid by the Company to Terex in the period in which the costs were recorded or accrued in Accounts payable to affiliates or Notes payable to affiliates. Amounts due to or from Terex, related to a variety of intercompany transactions including the collection of trade receivables, payment of accounts payable and accrued liabilities, and charges of allocated corporate expenses, have been classified as balances due to or from affiliates. Amounts historically contributed have been classified within Divisional equity. The Company combines all affiliates, applies the equity method of accounting for investments in which the Company is able to exercise significant influence, and applies the cost method for all other investments. All material intercompany balances, transactions and profits within the Company have been eliminated.

Use of Estimates. The preparation of condensed combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Recent Accounting Pronouncements. In September 2006, the Financial Accounting Standards Board (“FASB”) issued fair value measurement guidance, which was later codified under ASC 820, “Fair Value Measurements and Disclosures.” This guidance was effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. It defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This guidance applies under other accounting pronouncements that require or permit fair value measurements. The guidance indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. This guidance defines fair value based upon an exit price model. In February 2008, the FASB issued further guidance to exclude accounting for leases from fair value measurement and to delay the effective date of fair value measurement for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) until the beginning of the first quarter of 2009. Effective January 1, 2009, fair value measurement was applied to nonfinancial assets and nonfinancial liabilities. The adoption of fair value measurements did not have a significant impact on the determination or reporting of the Company’s financial results.

In December 2007, the FASB issued a revision of business combinations guidance, which was later codified under ASC 805, “Business Combinations.” The revised guidance retains the underlying concepts that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but changes the application of the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. In April 2009, the FASB issued further guidance, which clarifies the initial and subsequent recognition, subsequent accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This requires that such contingencies be recognized at fair value on the acquisition date if fair value can be reasonably estimated during the allocation period. If the acquisition date fair value of an asset or liability cannot be reasonably estimated, the asset or liability would be measured at the amount that would be recognized based on guidance in ASC 450, “Contingencies,” which provides thresholds for recognition based on probability and the ability to reasonably estimate an amount or range of amounts. This guidance was effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, which, for the Company, was January 1, 2009.

In December 2007, the FASB issued guidance related to noncontrolling interests later codified under ASC 810, “Consolidation.” This guidance was effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, which, for the Company, was January 1, 2009. This guidance requires the recognition of a noncontrolling interest (minority interest) as equity in the combined financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest is included in combined net income on the face of the income statement. It also amends certain consolidation procedures for consistency with the requirements of the revised business combination guidance discussed above. This guidance also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. Adoption of the noncontrolling interest guidance did not have a significant impact on the determination or reporting of the Company’s financial results. The condensed combined financial statements reflect the adoption of this guidance retrospectively.

In March 2008, the FASB issued guidance related to disclosures about derivative instruments and hedging activities later codified under ASC 815, “Derivatives and Hedging.” This guidance was effective for fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008, which, for the Company, was January 1, 2009. This guidance is intended to improve financial reporting by requiring transparency about the nature, purpose, location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. Adoption of this guidance did not have a significant impact on the determination or reporting of the Company’s financial results.

In April 2008, the FASB issued guidance related to determining the useful lives of intangible assets later codified under ASC 350, “Intangibles – Goodwill and Other.” This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. This guidance was effective on a prospective basis to all intangible assets acquired and for disclosures on all intangible assets recognized on or after the beginning of the first annual period subsequent to December 15, 2008, which, for the Company, was January 1, 2009. The Company has evaluated the new guidance and has determined that it did not have a significant impact on the determination or reporting of its financial results.

In December 2008, the FASB issued guidance revising employers’ disclosures about postretirement benefit plan assets which was later codified under ASC 715, “Compensation – Retirement Benefits.” This guidance revised employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. This guidance requires additional disclosure on a benefit plan’s investment allocation decision-making process, the fair value of each major category of plan assets, the valuation techniques used to measure fair value of the plan assets, and any significant concentrations of risk within plan assets. This guidance is effective for fiscal years ending after December 15, 2009, with early application permitted. The Company does not expect that this guidance will have a significant impact on the determination or reporting of its financial results.

In April 2009, the FASB issued guidance related to interim disclosures about the fair value of financial instruments later codified under ASC 825, “Financial Instruments.” This guidance enhances consistency in financial reporting by increasing the frequency of fair value disclosures. It relates to fair value disclosures for any financial instruments that are not currently reflected on a company’s balance sheet at fair value. Prior to the effective date, fair values for these assets and liabilities have only been disclosed once a year. This guidance will now require these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value. This guidance is effective for interim and annual periods ending after June 15, 2009, with early application permitted for periods ending after March 15, 2009. Adoption of this guidance did not have a significant impact on the determination or reporting of the Company’s financial results.

In May 2009, the FASB issued guidance related to subsequent events, which was later codified under ASC 855, “Subsequent Events.” This guidance was effective for interim or annual financial periods ending after June 15, 2009. This guidance establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date—that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all readers of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. Adoption of this guidance did not have a significant impact on the determination or reporting of the Company’s financial results.

In June 2009, the FASB issued guidance to establish the FASB Accounting Standards Codification™ (“Codification”). The Codification will be the single source of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative generally accepted accounting principles for SEC registrants. All existing accounting standards are superseded as described in the guidance. All other accounting literature not included in the Codification is nonauthoritative. This statement is effective for interim and annual periods ending after September 15, 2009. The adoption of this guidance did not have a significant impact on the determination or reporting of the Company’s financial results.

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140” (“SFAS No. 166”), which has not yet been codified. SFAS No. 166 will require entities to provide more information about transfers of financial assets and a transferor’s continuing involvement, if any, with transferred financial assets. It will also require additional disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. SFAS No. 166 will eliminate the concept of a qualifying special-purpose entity and will change the requirements for de-recognition of financial assets. SFAS No. 166 will be effective for the Company in its interim and annual reporting periods beginning on and after January 1, 2010. Earlier application is prohibited. The Company is evaluating the adoption of SFAS No. 166, but does not expect that it will have a significant impact on the determination or reporting of its financial results.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”), which has not yet been codified. This guidance amends the consolidation guidance applicable to variable interest entities. It replaces the quantitative-based risks and rewards calculation for determining whether an enterprise is the primary beneficiary in a variable interest entity with an approach that is primarily qualitative and requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity. SFAS No. 167 also requires additional disclosures about an enterprise’s involvement in variable interest entities. Pending codification, SFAS No. 167 will be effective for the Company in its interim and annual reporting periods beginning on and after January 1, 2010. Earlier application is prohibited. The Company is currently evaluating the impact that the adoption of SFAS No. 167 will have on the determination or reporting of its financial results.

In August 2009, the FASB issued Accounting Standards Update 2009-05, “Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value”, which provides clarification that when a quoted price in an active market for the identical liability is not available, fair value is required to be measured using one or more valuation techniques. These valuations may use techniques such as the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, a present value technique or a technique based on the amount at the measurement date that would have to be paid to transfer the identical liability or would be received to enter into the identical liability. This update also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The guidance provided in this update was effective for the Company on October 1, 2009. The Company is currently evaluating the impact that the adoption of this guidance will have on the determination or reporting of the Company’s financial results.

In October 2009, the FASB issued Accounting Standards Update 2009-13, “Multiple-Deliverable Revenue Arrangements.” This guidance addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how to allocate the consideration to each unit of accounting. In an arrangement with multiple deliverables, the delivered item(s) shall be considered a separate unit of accounting if the delivered items have value to the customer on a stand-alone basis. Items have value on a stand-alone basis if they are sold separately by any vendor or the customer could resell the delivered items on a stand-alone basis; and if the arrangement includes a general right of return relative to the delivered items, delivery or performance of the undelivered items is considered probable and substantially in the control of the vendor.

Arrangement consideration shall be allocated at the inception of the arrangement to all deliverables based on their relative selling price, except under certain circumstances such as items recorded at fair value and items not contingent upon the delivery of additional items or meeting other specified performance conditions. The selling price for each deliverable shall be determined using vendor specific objective evidence (“VSOE”) of selling price, if it exists, otherwise third-party evidence (“TPE”) of selling price. If neither VSOE nor TPE exists for a deliverable, the vendor shall use its best estimate of the selling price for that deliverable. This guidance eliminates the use of the residual value method for determining allocation of arrangement consideration; and allows the use of an entity’s best estimate to determine the selling price if VSOE and TPE cannot be determined. It also requires additional disclosures such as the nature of the arrangement, certain provisions within the arrangement, significant factors used to determine selling prices and the timing of revenue recognition related to the arrangement. This guidance shall be effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company is currently evaluating the impact that adoption of this guidance will have on the determination or reporting of its financial results.

Accounts Receivable and Allowance for Doubtful Accounts. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company determines the allowance based on historical customer review and current financial conditions. The Company reviews its allowance for doubtful accounts at least quarterly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when the Company determines it is probable the receivable will not be recovered. Given current economic conditions, there can be no assurance that the Company’s historical accounts receivable collection experience will be indicative of future results. Substantially all receivables were trade receivables at September 30, 2009.

Accrued Warranties. The Company records accruals for potential warranty claims based on its claim experience. The Company’s products are typically sold with a standard warranty covering defects that arise during a fixed period. Each business provides a warranty specific to the products it offers. The specific warranty offered by a business is a function of customer expectations and competitive forces. Length of warranty is generally a fixed period of time, a fixed number of operating hours, or both.

A liability for estimated warranty claims is accrued at the time of sale. The non-current portion of the warranty accrual is included in Retirement plans and other in the Company’s Condensed Combined Balance Sheet. The liability is established using historical warranty claim experience for each product sold. Historical claim experience may be adjusted for known design improvements or for the impact of unusual product quality issues. Warranty reserves are reviewed quarterly to ensure critical assumptions are updated for known events that may affect the potential warranty liability.

The following table summarizes the changes in the combined product warranty liability (in millions):

Nine Months Ended September 30, 2009
Balance at beginning of period	$26.9
Accruals for warranties issued during the period	28.8
Changes in estimates	0.6
Settlements during the period	(31.6)
Foreign exchange effect/other	1.8

Balance at end of period	$26.5

Income Taxes. The Company accounts for income taxes using the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. For financial reporting purposes, the provision for income taxes is calculated on a separate company income tax return basis.

The Company is a division of Terex, which files as a member of consolidated federal, state and foreign tax returns. However, the Company does not have a tax sharing agreement with Terex or any other consolidated return parent company. As such, the Company has provided for taxes on a separate return basis and neither pays taxes to nor is compensated for tax losses (if any) used by other members of these consolidated return filings. See Note B – “Income Taxes.”

Subsequent Events. The Company assessed events occurring subsequent to September 30, 2009 through January 20, 2010 for potential recognition and disclosure in the condensed combined financial statements.

NOTE B - INCOME TAXES

During the nine months ended September 30, 2009, the Company recognized an income tax provision of $36.4 million on income before income taxes of $103.5 million, an effective rate of 35.2%, as compared to an income tax provision of $47.6 million on income before income taxes of $148.9 million, an effective tax rate of 32.0%, for the nine months ended September 30, 2008. The lower effective tax rate for the nine months ended September 30, 2008 was primarily due to the release of a valuation allowance at one of the Company’s foreign entities.

NOTE C - INVENTORIES

Inventories consist of the following (in millions):

September 30, 2009
Finished equipment	$63.3
Replacement parts	157.0
Work-in-process	88.3
Raw materials and supplies	138.3

Inventories	$446.9

Reserves for lower of cost or market value, excess and obsolete inventory were $42.6 million at September 30, 2009.

NOTE D - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment – net consists of the following (in millions):

September 30, 2009
Property	$2.5
Plant	13.6
Equipment	73.4

89.5
Less: Accumulated depreciation	(46.1)

Property, plant and equipment - net	$43.4

NOTE E - GOODWILL

An analysis of changes in the Company’s goodwill by reporting unit is as follows (in millions):

	SHM	Consumables
Balance at December 31, 2008
Goodwill	$69.6	$0.8
Accumulated impairment	(69.6)	—

Net	—	$0.8
Foreign exchange effect	—	0.1

Balance at September 30, 2009
Goodwill	69.6	0.9
Accumulated impairment	(69.6)	—

Net	$—	$0.9

Due to a number of factors, including continued weakness in the macroeconomic environment and a decline in forecasted business performance used in the annual goodwill impairment test as of October 1, 2008, the Company performed an interim goodwill impairment test as of September 30, 2009. As part of the Company’s impairment analysis for its reporting unit, management determined the fair value of the reporting unit based on estimates of its respective future cash flow. These estimates that are used to derive expected cash flows include assumptions regarding future sales levels, the impact of cost reduction programs, and the level of working capital needed to support a given business. The discounted cash flow model also includes a determination of the Company’s weighted average cost of capital. The cost of capital is based on assumptions about interest rates as well as a risk-adjusted rate of return required by the Company’s equity investors.

The fair value of the reporting unit reflect reductions in the estimated future cash flows of the reporting unit based on lower expectations for growth and profitability resulting primarily from the downturn in the economy. While the Company believes it has made reasonable estimates and assumptions to calculate the fair value of its reporting unit, it is possible that a material change could occur. If the actual results are not consistent with the estimates and assumptions used to calculate the fair value of this reporting unit, then a material impairment of goodwill could result.

The interim impairment testing performed in the third quarter of 2009 resulted in the fair value of the reporting unit exceeding its carrying value thereby indicating no impairment. Due to the ongoing uncertainty in market conditions, which may negatively impact the performance of the Company’s reporting unit, the Company will continue to monitor the estimated fair value of its reporting unit for purposes of determining whether there is evidence of an impairment.

The Company performed its annual goodwill impairment test as of October 1, 2008 and due to declining economic conditions performed a subsequent review as of December 31, 2008. As a result, the Company’s Superior Highwall Miners, Inc. (“SHM”) reporting unit recorded non-cash pre-tax charges of $69.6 million during the three month period ended December 31, 2008 to reflect impairment of all of the goodwill in this reporting unit.

NOTE F - RESTRUCTURING AND OTHER CHARGES

The Company continually evaluates its cost structure to be appropriately positioned to respond to changing market conditions. Given the recent economic trends, in 2009, the Company initiated certain restructuring programs across its reporting units to better utilize its workforce and optimize facility utilization to match the decreased demand for its products.

The workforce restructuring activities reduced the number of team members at all levels and caused the Company to incur costs for employee termination benefits related to the headcount reductions. For the nine months ended September 30, 2009, the costs incurred equaled the expected costs for these programs. The existing reserve balance as of September 30, 2009 for the workforce restructuring activities is expected to be paid primarily in the next six months. Certain temporary workforce reduction activities such as short workweeks incur costs, which are not termination benefits, but are compensation costs without a service benefit provided by the team member. These costs do not vest or accumulate and are expensed as incurred.

The following table provides information by operating segment of the number of team members reduced during the nine months ended September 30, 2009, the amount of expense incurred during the nine months ended September 30, 2009 and cumulatively and the total amount expected to be incurred (in millions, except headcount):

	Number of headcount reductions	Amount incurred during the nine months ended September 30, 2009	Cumulative amount incurred through September 30, 2009	Total amount expected to be incurred
Excavators	—	$0.1	$0.1	$0.1
Trucks	80	0.8	0.8	0.8
Drills	49	1.1	1.1	1.1
Consumables	42	0.5	0.5	0.5
SHM	30	0.1	0.1	0.1

Total	201	$2.6	$2.6	$2.6

The following table provides a roll forward of the restructuring reserve by type of restructuring activity for the nine months ended September 30, 2009 (in millions):

Employee Termination Costs
Restructuring reserve at December 31, 2008	$—
Restructuring charges	2.6
Cash expenditures	(2.4)

Restructuring reserve at September 30, 2009	$0.2

Amount incurred in the nine months ended September 30, 2009	$2.6

Cumulative amount incurred through September 30, 2009	$2.6

Total amount expected to be incurred	$2.6

In aggregate, the restructuring charges described above incurred during the nine months ended September 30, 2009 were included in Cost of goods sold ($1.4 million) and Selling, general and administrative expenses ($1.2 million).

NOTE G - RETIREMENT PLANS AND OTHER BENEFITS

Pension Plans

The Company maintains defined benefit plans in the United States, Germany and the United Kingdom. The United States plan is a nonqualified Supplemental Executive Retirement Plan (“SERP”) which provides retirement benefits to certain senior executives of Superior Highwall Mining, Inc. Generally, the SERP provides a flat benefit for a certain period upon retirement. The SERP is unfunded; however, the Company maintains life insurance annuities expected to cover the cost of the SERP. The defined benefit plan in the United Kingdom is a funded plan and the defined benefit plan in Germany is unfunded.

(in millions)	Nine Months Ended September 30,
	2009	2008
Components of net periodic cost:
Service cost	$0.5	$0.6
Interest cost	0.9	1.2
Expected return on plan assets	(0.5)	(0.8)

Net periodic cost	$0.9	$1.0

The Company plans to contribute approximately $0.9 million to its defined benefit plans for the year ending December 31, 2009. During the nine months ended September 30, 2009, the Company contributed $0.7 million to its defined benefit plans.

NOTE H - LITIGATION AND CONTINGENCIES

In the Company’s lines of business, numerous suits have been filed alleging damages for accidents that have occurred during the use or operation of the Company’s products. The Company is insured for product liability, general liability, workers’ compensation, employer’s liability, property damage and other insurable risk required by law or contract with retained liability to the Company or deductibles. The Company has recorded and maintains an estimated liability in the amount of management’s estimate of the Company’s aggregate exposure for such retained liabilities and deductibles. For such retained liabilities and deductibles, the Company determines its exposure based on probable loss estimations, which requires such losses to be both probable and the amount or range of possible loss to be estimable. Management does not believe that the outcome of such matters will have a material adverse effect on the Company’s condensed combined financial position.

The Company is involved in various other legal proceedings, including workers’ compensation liability and intellectual property litigation, which have arisen in the normal course of its operations. The Company has recorded provisions for estimated losses in circumstances where a loss is probable and the amount or range of possible amounts of the loss is estimable.

The Company’s outstanding letters of credit totaled $16.8 million at September 30, 2009. The letters of credit generally serve as collateral for certain liabilities included in the Condensed Combined Balance Sheet. Certain of the letters of credit serve as collateral guaranteeing the Company’s performance under contracts.

NOTE I - EQUITY

Total non-shareholder changes in equity (comprehensive income) include all changes in equity during a period except those resulting from investments by, and distributions to, shareholders. The specific components include: net income, deferred gains and losses resulting from foreign currency translation and pension liability adjustments. Total non-shareholder changes in equity were as follows (in millions):

	Nine Months Ended September 30,
	2009	2008
Net income	$67.1	$101.3
Other comprehensive (loss) income:
Pension liability adjustment	—	0.1
Translation adjustment	45.0	(24.0)

Comprehensive income	112.1	77.4
Less: Comprehensive (loss) income attributable to noncontrolling interest	(0.6)	0.1

Comprehensive income attributable to Terex Mining Group	$112.7	$77.3

During the nine months ended September 30, 2009, the Company granted 90 thousand shares of Terex restricted stock to its employees with a weighted average grant date fair value of $7.95 per share. Approximately 87% of these restricted stock awards vest ratably over a three-year period and 13% cliff vest at the end of a three-year period.

NOTE J - RELATED PARTY TRANSACTIONS

All of the Company’s entities are ultimately owned by Terex. These condensed combined financial statements reflect allocated expenses associated with centralized Terex support functions including legal, accounting, tax, treasury, internal audit, information technology, human resources and other services. These expenses have been allocated to the Company primarily based on its relative sales to Terex. All of the allocations are based on assumptions that management believes are reasonable; however, these allocations are not necessarily indicative of the costs and expenses that would have resulted if the Company had operated as a stand-alone entity.

Amounts due to or from Terex and its affiliates, are related to a variety of transactions between the Company and Terex affiliates. Notes receivable from Terex and its affiliates relates primarily to cash generated from operations that is swept into a cash pool in certain jurisdictions. Royalties payable to Terex relate to the use of trademarks on products sold. Current and non-current loans payable to Terex relate to expense allocations discussed above as well as treasury cash pooling activities that represent amounts owed for operations. Interest expense is recorded on certain related party balances that are deemed as debt. The Company also has amounts recorded in Contributed capital and Divisional equity that represent contributions related to historical purchases and operations of businesses.